Exhibit 99.1

Lantronix Reports Fourth Quarter and Fiscal Year 2007 Results

M2M Device Networking Net Revenues Grow 13% Contributing 88% of Fiscal Year 2007 Sales

IRVINE, Calif., September 6, 2007 -- Lantronix, Inc. (Nasdaq: LTRX), a leader in device networking and data center management technologies, today announced financial results for the fourth quarter and fiscal year ended June 30, 2007.

Fiscal Year 2007 Highlights

  Net revenues of $55.3 million, a 7% increase compared to $51.9 million in fiscal year 2006.
  Net loss decreased 43% to $(1.7) million or $(0.03) per basic and diluted share compared to $(3.0) million, or $(0.05) per basic and diluted share, in fiscal year 2006.
  Device networking machine-to-machine (M2M) revenues were 88% of total net revenues, driven by year-over-year growth of 12% in device enablement net revenues and 16% in device management net revenues.
  Reduced selling, general and administrative (SG&A) expenses by $1.0 million, or 4% compared to fiscal year 2006 and increased research and development (R&D) expenses by $1.4 million or 23%.
Quarter Ended June 30, 2007 Highlights

  Net revenues of $14.7 million, an 8% increase compared to $13.7 million for the quarter ended June 30, 2006.
  Net loss of $(89,000), or $(0.00) per basic and diluted share compared with net income of $1.5 million or $0.02 per basic and diluted share for the quarter ended June 30, 2006.  Net income for the year ago period included other income of $1.3 million from the sale of the company’s interest in Xanboo, Inc.
  Device networking M2M revenues increased 13% to $12.9 million or 88% of total revenues, driven by 6% growth in device enablement net revenues and 50% growth in device management net revenues.
President and Chief Executive Officer Marc Nussbaum stated, “In fiscal year 2007, we grew the device networking M2M business and successfully executed our plan to expand the market and applications we address. The number of new product launches was unprecedented, while we simultaneously reduced SG&A expenses to partially offset our planned increased investment in R&D. The strategy of strengthening and expanding our products in the categories of device management and external device enablement, as well as our ongoing initiatives to drive the embedded device enablement lines, has begun delivering results as demonstrated by fiscal year 2007 growth in all three product categories.”

Nussbaum continued, We exited the fourth quarter of fiscal year 2007 in a strong position to deliver growth throughout fiscal year 2008 and beyond as we believe our new products are beginning to gain traction. In the quarter ended June 30, 2007, the following product lines each delivered greater than 30% growth in revenues compared to the same period in fiscal year 2006: WiFi 802.11 wireless products, device server industrial products and data center management console server products. In addition, shipments of our innovative SecureLinx Spider distributed KVM (Keyboard, Video, Mouse) product for remote management of Windows servers, exceeded managements expectations during the fourth quarter ended June 30, 2007, its first quarter in production. We have increased our product breadth and continued to drive adoption by simplifying and lowering the cost to deploy M2M device networks. Last year we announced our intention to enter the M2M middleware business with our ManageLinx device management platform, now in early testing. We view the M2M market as a very large opportunity, and we are investing for the long term

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Fiscal Year 2007 Financial Results

For the fiscal year ended June 30, 2007, net revenues were $55.3 million, an increase of 7% compared to $51.9 million in the fiscal year ended June 30, 2006. Net loss decreased to $(1.7) million, or $(0.03) per basic and diluted share, from $(3.0) million, or $(0.05) per basic and diluted share in fiscal year 2006.

Fiscal year 2007 device enablement net revenues increased 12% to $39.7 million or 72% of total net revenues compared to $35.4 million or 68% of total net revenues for fiscal year 2006.  Device management net revenues increased 16% to $8.9 million or 16% of total net revenues compared to $7.7 million or 15% of total net revenues for fiscal year 2006.  Non-core net revenues decreased 24% to $6.7 million or 12% of total net revenues compared to $8.8 million or 17% of total net revenues for fiscal year 2006.  Lantronix continued to de-emphasize its non-core legacy products in fiscal year 2007.

Gross profit margin for fiscal year 2007 was 51.2%, compared to 51.3% for fiscal year 2006.

Total operating expenses were $30.8 million or 56% of net revenues for fiscal year 2007, compared to $31.2 million or 60% of net revenues for fiscal year 2006.

Quarter Ended June 30, 2007 Financial Results

Lantronix reported net revenues of $14.7 million for the fourth quarter ended June 30, 2007, compared with $13.7 million for the fourth quarter ended June 30, 2006. Lantronix reported a net loss for the fourth fiscal quarter ended June 30, 2007 of $(89,000) or $(0.00) per basic and diluted share, compared with net income of $1.5 million, or $0.02 per basic and diluted share, for the fourth quarter ended June 30, 2006. Net income for the fourth quarter ended June 30, 2006 included other income of $1.3 million from the sale of Lantronix’s interest in Xanboo, Inc.

Device enablement net revenues increased 6% to $10.0 million or 68% of total net revenues compared to $9.5 million or 69% of total net revenues, for the fourth quarter ended June 30, 2006.  Device management net revenues increased 50% to $2.9 million or 20% of total net revenues compared to $1.9 million or 14% of total net revenues for the fourth quarter ended June 30, 2006.  Non-core net revenues decreased 20% to $1.8 million or 12% of total net revenues compared to $2.3 million or 17% of total net revenues for the fourth quarter ended June 30, 2006.

Gross profit margin was 50.8% for the fourth quarter ended June 30, 2007, compared to 53.9% for the fourth quarter ended June 30, 2006. The decrease in gross profit margin percent was attributable to inventory-related reserves, product mix and pricing discounts.

SG&A expenses were $5.7 million compared to $5.9 for the fourth quarter ended June 30, 2006.  Research and development expense was $1.9 million compared to $1.7 million for the fourth quarter ended June 30, 2006.

Balance Sheet Highlights

At June 30, 2007, Lantronix had cash, cash equivalents and marketable securities of $7.7 million compared to $7.8 million at June 30, 2006.  Working capital increased to $5.6 million at June 30, 2007 compared to $5.4 million at June 30, 2006.

Recent New Product Highlights

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The SecureLinx IT data center family was extended with two new products as the company entered the remote/branch office market with the SecureLinx Spider distributed KVM (Keyboard, Video, Mouse) solution for Windows servers and the SecureLinx Branch Office Manager for Linux servers and infrastructure equipment.

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Lantronix introduced a new product platform, ManageLinx™, a suite of hardware and software enterprise middleware solutions that provide secure remote access and management capabilities to virtually any networked device residing on the other side of a corporate firewall.

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Industrial Device Networking was expanded with a new family of industrial Ethernet switches. The XPress-Pro SW™ series consists of five and eight-port managed and unmanaged hardened Ethernet switches to provide a full range of connectivity solutions for use in harsh environments.

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The company announced a family of M2M device networking system-on-silicon chip level products based on our award-winning XPort® technology. This new product line opens up new, opportunities where a chip may be desirable over an embedded module.

Fiscal 2008 Outlook

Nussbaum continued, “With new products as a catalyst, our outlook for fiscal year 2008 is for  device networking to exceed 95% of sales and deliver year-over-year growth of approximately 15% to 18% compared to 13% growth in fiscal year 2007.  In fiscal year 2008, as we exit the remaining non-core product lines, we expect a decline up to $5.0 million, or 70% in non-core net revenues compared to fiscal year 2007. Including the impact of non-core products, total year-over-year revenue growth is expected to be 5% to 7% in fiscal year 2008. The impact of exiting the non-core products will negatively affect our year-over-year growth during fiscal year 2008, and we believe it will have a negligible impact on year-over-year growth beginning in fiscal year 2009.

“Gross margins are expected to be comparable to fiscal year 2007 levels and our outlook includes profitability from operations in fiscal year 2008. As revenues increase, growing account receivables and inventory will drive the need for increased working capital. In the first fiscal quarter of 2008 we may use up to $500,000 in cash to meet anticipated working capital requirements.”

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast today at 8:00 a.m. Eastern time.  President and Chief Executive Officer Marc Nussbaum and Chief Financial Officer Reagan Sakai will be on the call to discuss fourth quarter and fiscal year 2007 results and answer questions.

Interested parties may participate in the conference call by dialing 800-599-9816 (International dial-in 617-847-8705) and entering passcode 30246071. The live webcast of the conference call may be accessed by visiting About Us: Investor Relations: Presentations at the Lantronix web site at http://www.lantronix.com.
A telephonic replay of the conference call will be available through September 20, 2007 by dialing 888-286-8010 (international dial-in 617-801-6888) and entering passcode 82880513. The webcast will be archived on the Company's web site for twelve months.

About Lantronix

Lantronix, Inc. (Nasdaq:LTRX) is a leading innovator in device networking or M2M (Machine-to-Machine) technology. The company specializes in wired and wireless hardware and software solutions which allow virtually any electronic product to be network-enabled in order to remotely access, monitor and control it over a network or the Internet. The Lantronix Device Network Architecture (DNA) includes device enablement solutions which provide a direct network connection to equipment and machines for remote monitoring and control, and device management solutions which extend the ability to remotely manage IT equipment and literally thousands of networked devices, regardless of location, from a central point of access. Lantronix provides customizable technologies and solutions that are used by original equipment manufacturer (OEMs) design engineers to network-enable their products, IT administrators to manage data center and network infrastructure, and systems integrators to provide complete, remote device management solutions for their customers. With nearly two decades of networking expertise and more than 30,000 customers worldwide, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical,  IT/data centers, transportation, retail/POS, financial, government, consumer electronics/appliances, and pro-AV/signage. The company's headquarters are located in Irvine, California.  For more information, visit www.lantronix.com.

Lantronix is a registered trademark, and SecureLinx and SecureLinx Spider, ManageLinx and XPress-Pro SW are trademarks of Lantronix, Inc.  All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements concerning our outlook in fiscal year 2008 for our device networking business, our ability to deliver continued growth, the potential growth of the M2M market, our exit from our remaining non-core product lines, the overall revenue of Lantronix in future periods, future cash balances, operating expenses, gross margins, anticipated working capital requirements and potential future profitability. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to its target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Form 10-K for the fiscal year ended June 30, 2007 and our recently filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Lantronix, Inc.
Reagan Sakai, CFO
(949) 453-3990

The Piacente Group
Investor Relations
Brandi Piacente
(212) 481-2050
brandi@tpg-ir.com

- Tables to Follow -

CONSOLIDATED CONDENSED UNAUDITED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net revenues (1)	$14,710	$13,685	$55,306	$51,943
Cost of revenues (2)	7,241	6,308	26,964	25,276
Gross profit	7,469	7,377	28,342	26,667
Operating expenses:
Selling, general and administrative	5,687	5,867	23,243	24,203
Research and development	1,864	1,714	7,362	5,999
Litigation (recovery) settlement costs	-	(255)	90	960
Amortization of purchased intangible assets	18	18	72	20
Restructuring charge (recovery)	-	12	-	(17)
Total operating expenses	7,569	7,356	30,767	31,165
(Loss) income from operations	(100)	21	(2,425)	(4,498)
Interest income (expense), net	(9)	9	(13)	46
Other income, net	16	1,378	749	1,376
(Loss) income before income taxes	(93)	1,408	(1,689)	(3,076)
Provision (benefit) for income taxes	(4)	(60)	34	(31)
Net (loss) income	$(89)	$1,468	$(1,723)	$(3,045)

Basic net income (loss) per share	$(0.00)	$0.02	$(0.03)	$(0.05)
Diluted net income (loss) per share	$(0.00)	$0.02	$(0.03)	$(0.05)

Basic weighted-average shares	59,879	58,883	59,603	58,702
Diluted weighted-average shares	59,879	60,314	59,603	58,702

(1) Includes net revenues from related party	$283	$340	$1,073	$1,376

(2) Includes amortization of purchased intangible assets	$5	$19	$16	$570

CONSOLIDATED CONDENSED UNAUDITED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30,	June 30,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$7,582	$7,729
Marketable securities	97	88
Accounts receivable (net of allowance for doubtful accounts of
$105 and $84 at June 30, 2007 and 2006, respectively)	3,411	3,087
Inventories, net	10,981	8,113
Contract manufacturers' receivable	1,270	1,049
Settlements recovery	-	15,325
Prepaid expenses and other current assets	578	577
Total current assets	23,919	35,968

Property and equipment, net	1,911	1,589
Goodwill	9,488	9,488
Purchased intangible assets, net	485	610
Officer loans (net of allowance of $3,115
at June 30, 2007 and 2006)	129	122
Other assets	26	38
Total assets	$35,958	$47,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$11,017	$7,865
Accrued payroll and related expenses	1,993	1,596
Warranty reserve	446	693
Restructuring reserve	-	80
Accrued settlements	1,068	16,767
Other current liabilities	3,808	3,595
Total current liabilities	18,332	30,596
Long-term liabilities	256	230
Long-term capital lease obligations	142	211

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.0001 par value; 200,000,000 shares authorized;
59,879,488 and 59,204,172 shares issued and outstanding at	-	-
June 30, 2007 and 2006, respectively	6	6
Additional paid-in capital	184,953	182,857
Accumulated deficit	(168,173)	(166,450)
Accumulated other comprehensive income	442	365
Total stockholders' equity	17,228	16,778
Total liabilities and stockholders' equity	$35,958	$47,815